Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in Amendment No. 1 to the Form SB-2 Registration Statement and Prospectus of Wentworth Energy, Inc. of our report dated June 23, 2006, accompanying the Amendment No. 1 to the financial statements of Barnico Drilling, Inc. as of December 31, 2005 and 2004 and for the years then ended contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in the Prospectus.

/s/ HEIN & ASSOCIATES LLP

Hein & Associates LLP

Dallas, Texas

December 19, 2006